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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              CAMBRIDGE HEART, INC.

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cambridge Heart, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:    That the Board of Directors of the Corporation, at a meeting on
May 1, 2003, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED:      That the Amended and Restated Certificate of Incorporation of the
               Corporation be amended by deleting the first paragraph of Article
               FOURTH in its entirety and inserting the following in lieu thereof:

                    "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 77,000,000 shares, consisting of (i) 75,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and (ii) 2,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock")

     SECOND:   That the stockholders of the Corporation, at the 2003 Annual
Meeting of Stockholders held on June 16, 2003, duly approved said proposed Certificate of Amendment of Amended and Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its President on this 16th day of June, 2003.

                                   CAMBRIDGE HEART, INC.


                                   By: /s/ David A. Chazanovitz
                                      --------------------------------------
                                      David A. Chazanovitz
                                      President and Chief Executive Officer